Exhibit 10.2
(translated from German)

IXYS Semiconductor GmbH
Management
Edisonstr. 15
68623 Lampertheim
2 June 2005
Dear Sirs,
with reference to our conversations, we would like to offer you a loan (loan 1):

Nominal loan value	€10,000,000.00

Payout ratio	100%

Interest rate	EURIBOR (EURO Interbank Offered Rate) in addition to an initial interest rate markup of 0.75% p.a. for interest periods of 3 months.

EURIBOR	means the EURIBOR interest rate per annum published on the Reuters page Euribor 01 at 11.00 hours Brussels time two Target days prior to the beginning of the respective interest period. If the EURIBOR rate is not announced on the respective fixing day, we shall be entitled to determine the interest rate, taking appropriate account of you interests.

Target days	are days on which Target payments are performed in the TransEuropean Automated Realtime Gross Settlement System (Target). Payments cannot be performed on Saturdays, Sundays and on Target holidays. At present Target holidays are New Year’s Day, Good Friday, Easter Monday, 1 May, Christmas Day and 26 December. There are no further Target holidays at present.

Interest period	means each period of time beginning on the day of payment or on the last day of the previous interest period and expires on the day which numerically corresponds to the first day of the respective interest period in the 3rd month afterwards; however considering that
•	if there is no numerically corresponding day, the interest period shall expire on the last Target day of the respective month; or

•	if the respective day is no Target day, the interest period shall expire on the following Target day or on the previous Target day if the following Target day would fall into the next calendar month; and

•	an interest period must not exceed the next redemption date and shall expire on that redemption date.

The first interest period shall, notwithstanding the provision above, be selected so that an interest period shall expire on the 1st redemption date.

Redemption date	interest shall be payable subsequently on the last day of an interest period.

Interest calculation method	the actual number of calendar days elapsed divided by 360. Since the last day of an interest period is the first day of the next interest period, the last day of an interest period is not taken into account in the calculation.

Right of premature redemption	to the end of an interest period with a 10-day period of notice. In the event of termination, the outstanding loan amount shall be payable in addition to interest on the termination date.

Redemption	60 redemption installments; 59 installments in the amount of €166,666.67 and one final installment in the amount of €166,666.47, payable on the interest dates on a quarterly basis.

first installment on 30 September 2005 last installment on 30 June 2020

Interest on defaulted payment	If payments are not received in due time, we shall charge interest for the respective amount at 5% above the applicable base interest rate p.a. in accordance with Section 247 of the German Civil Code.

Availability	The payment obligation shall expire on 30 June 2005.

Security	The loan shall be secured by:

the land charges (Grundschulden) registered in the Land Register (Grundbuch) of Lampertheim (Local Court (Amstgericht) Lampertheim) on Sheet 16794 in Div. III under numbers 1 and 2 amounting to DEM 13,250,000.00 shall be assigned to us, the IKB Deutsche Industriebank Aktiengesellschaft, Düsseldorf und Berlin, by the COMMERZBANK Aktiengesellschaft, branch Mannheim situated at Mannheim in a notarized form; we presume in this context that contractual or statutory claims for deletion of the land charges do not exist.

Payment	The credit shall be paid out as soon as we receive the following:
•	declaration of consent in accordance with the enclosed draft;
•	opening of an account in accordance with the draft you have received;
•	power of representation in accordance with the draft you have received;
•	opinion on fair market value for real property at Lampertheim, Edisonstr. 15.

Conditions for granting of the loan	During the term of the loan, you shall be obliged to conduct legal transactions only in the course of ordinary business activities and not with affiliated third parties in the sense of Section 15 of the German Stock Corporations Act (AktG) at customary conditions.

A further condition for granting of the loan is the legally binding creation of the aforementioned land charges by 15 July 2005 by submission of the following documents:
•	the notarized declaration of assignment made by COMMERZBANK Aktiengesellschaft, branch Mannheim in Mannheim in favor of IKB Deutsche Industriebank Aktiengesellschaft, Düsseldorf und Berlin with respect to the amount of DEM 13,250,000.00 in accordance with the enclosed form, in addition to all copies of land charge creation deeds (Gurndschuldbestellungsurkunden) and a certified copy of the Land Register sheet made on a date after execution of the assignment in the Land Register, on which we can identify the agreed rank at the time of assignment; instead of the aforementioned copy of the Land Register sheet, we shall be satisfied with an advance confirmation by the assignor that the land charges in the rank negotiated by us shall be held in trust by us until the assignment has been executed in the Land Register; if required, a legally effective waiver of any claims for deletion shall be made; the declaration of assignment in addition to all copies of land charge creation deeds must be submitted to us by 20 June 2005, so that we can initiate the transfer of land charges by 15 July 2005; the land charge transfer costs will be invoiced separately.

•	the signed and legally binding security agreement for the land charges in accordance with the enclosed draft; please sign both copies and return them to us. We will countersign the second copy and send it back to you.
•	the signed and legally binding authorization to accept service in accordance with the enclosed declaration;
•	confirmation by the in-house lawyer of IXYS Corporation or an American attorney with the following content:
— the IXYS Corporation has been founded in a legally effective manner;
— the persons who signed the security agreement and the authorization to accept service are authorized to affix their legally binding signature on behalf of IXYS Corporation;
— the required approvals (Board resolution) for making the aforementioned declarations were either given or not necessary in accordance with the IXYS Corporation statutes.
This confirmation may also be prepared in English.
•	a letter acceptable to us by IXYS Corporation written in English, reflecting the essential content of the security agreement and authorization to accept service and confirming that the undersigning persons have understood the content of the agreements prepared in German.

Additional prerequisites for granting of the loan / right of termination / interest rate markup	Our decision to grant a loan is based, among others, on the following financial key figures calculated from the preliminary annual statement as at 31 March 2005 that you have submitted to us, and we presume that the final figures as at 31 March 2005 will not deviate significantly from the preliminary figures:
1.	Equity capital quota of 39.5%
2.	Debt equity ratio of 0.5 years

The calculation and definition of these financial key figures are shown in detail in Annex 1.

The calculated debt equity ratio mentioned above results in an interest rate markup of initially 0.75% p.a.

Changes in the debt equity ratio calculated on the basis of the annual statements you are obliged to submit to us will result in the following changes of the interest rate markup:

Interest rate markup of

Debt equity ratio of

0.70 % p.a. 0.4 and less

0.75 % p.a. 0.5 to 2.5

0.90 % p.a. 2.6 to 4.7

1.25 % p.a. 4.8 and more

Upon submission of your annual statement, we will calculate the debt equity ratio and inform you about the respective interest rate markup in writing without delay. This interest rate markup shall apply starting the interest period following the interest period in which we notify you about a change of the interest rate markup based on your annual statement submitted to us.

During the term of the loan, you shall be obliged to
•	maintain an equity capital quota of at least 25%, and equity capital in the amount of at least €10,000,000.00, and
•	a debt equity ratio of max. 5.5 years.

Falling below the equity capital quota, the equity capital or exceeding the debt equity ratio shall each constitute good cause for termination without notice. Furthermore, the termination provisions set forth in Item 19 of our General Terms of Business shall apply.

Duty to inform / contract adaptation	During the term of the loan, you shall continue to apply the accounting principles of the annual statement as at 31 March 2004, you shall not alter the options regarding approach and valuation and maintain the profit-and-loss format (expenditure type format /cost-of-sales format) as well as the present legal structure. You shall inform us immediately in case of any deviations and stipulate an adaptation of the financial key figure calculation or the above mentioned debt equity ratio and interest rate adaptation, respectively, if we deem this to be appropriate.

Reporting dates	You must submit your annual statement including auditor’s report at the latest 5 months after the end of your fiscal year.

Further duty to inform /auditing and inspection rights	For the duration of our business relationship, you shall grant us the right to inspect your books and records as well as your business operation.

You shall inform us about the current economic and financial situation in writing on a quarterly basis by submitting managerial analyses (including profit-and-loss statement and balance sheet) as well as an overview of loans and collaterals at the latest 6 weeks after the end of the quarter.

Further parts of the contract	our General Terms of Business as enclosed.

Data transmission within the Group	To ensure optimum service within the IKB Group, we request your consent to company-wide data access. Please sign the declaration of consent and return it to us.

Other documents to be submitted	In order to obtain the customary letters of trust, we kindly ask you to send us a copy of the current fire insurance policy for the building on the company premises at Lampertheim.

In addition, we kindly request that you provide documentation of your insurance cover for the risks of business interruption and business liability by submission of copies of the respective insurance policies.

Assignment / transfer of the credit risk to third parties, disclosure of information	We may, to ease the equity capital strain or to diversify the risk, transfer the economic risk wholly or in part to third parties; this may be by means of credit derivatives, disposal of loan claims or credit subparticipation; in this context, loan claims, including the pertaining collaterals, if applicable, may also be assigned or pledged. The disposal of rights arising hereunder can also be used for refinancing purposes. We shall be permitted to disclose the information required for this purpose to the third party as well as to any persons involved in handling the transfer for technical or legal reasons, e.g. rating agencies or auditors. In this respect, you shall also release us from the banking secrecy. Moreover, we shall be allowed to transfer the economic risk arising from the granting of the loan in an anonymous form wholly or in part to an acquirer (e.g. in context with asset-backed securities transactions).

The third party may be a member of the European system of Central Banks, a credit institution, a financial services institution, a finance company, an insurance company, a company pension system, a pension fund, an investment company or an institutional investor.

Prior to disclosing any information, we shall require the third party or, if applicable, any other persons set forth in the first paragraph above, to enter into a confidentiality agreement, unless the obligation to confidentiality is already given due to legal or professional regulations. Confidentiality includes keeping all customer-related data and valuations secret which they become aware of on the occasion of credit risk transfer, and to only use the information transmitted to the extent this is necessary to implement the respective measures. Prior to transferring any rights hereunder or disclosing any information, we shall require the addressee of the credit risk to enter into corresponding confidentiality agreements with any further addressees.

Direct debit collection	To simplify payment procedure, we recommend direct debit collection. Please sign the direct debit authorization and return it to us.

Turnover tax information	Services rendered in context with the granting of loans are tax-exempt pursuant to Section 4 no. 8 of the German Turnover Tax Law (UStG).

Acceptance	until 20 June 2005 using the enclosed declaration of consent.
We are looking forward to establishing business contacts with you through the present loan.
Sincerely
IKB Deutsche Industriebank AG

Deselaers                    Georgiadis
Enclosures
Appendix 1
a) The Financial Covenants are calculated as follows:

Equity-Ratio =	Equity * 100
Adjusted Balance Sheet Total

Degree of Indebtedness =	Net Indebtedness
Cash-Flow

b) The components of the above-mentioned terms are calculated as follows:
(Basis: preliminary annual accounts per 31.03.2005 of IXYS Semiconductor GmbH)
E Q U I T Y

Amount in TEUR
Description	per 31.03.05
+ Nominal capital (Subscribed capital; ordinary capital; capital stock; fixed capital accounts; limited liability capital)	2,556
+ Reserves (Capital reserves; legal reserve; reserves for own holdings; statutory reserves; other revenue reserves)	7,637
+ Inappropriate net income (Profit brought forward; loss carried forward)	- 1,300
+ Result for the Year (Profit/Loss for the year)	3,456
+ Minority interest third parties	—
+ Difference deriving from capital consolidation (group) > 0	—
+ Shareholder loans (Liabilities to shareholder; variable capital accounts with positive balance)	1,687
+ Profit-sharing rights outstanding	—
+ Dormant partner capital	—
+ Jouissance right capital	—
+ Special reserve item * 50%	—
./. Own shares	—
./. Not paid-in capital	—
./. Balance between intercompany financial receivables — intercompany financial liabilities excluding liabilities to IKB (positive Balance of financial liabilities is not considered)	./. 1,811
..2
E Q U I T Y

Amount in TEUR
Description	per 31.03.2005
./. Claims on partners / shareholders (Loans to shareholders; variable capital accounts < 0)	—
./. Goodwill	—
./. Deferred taxes	—
./. Capitalized start-up and expansion expenses	—
./. Pension reserves not carried as liabilities	—
TOTAL	12,225

Adjusted  B A L A N C E   S H E E T   T O T A L

Amount in TEUR
Description	per 31.03.2005
+ Fixed assets	1,281
+ Current assets	29,583
+ Capitalized Prepaid expenses	15
./. Own shares	—
./. Not paid-in capital	—
./. Claims on partners / shareholders (Loans to shareholders; variable capital accounts < 0)	—
./. Goodwill	—
./. Deferred taxes	—
./. Pension reserves not carried as liabilities	—
TOTAL	30,879
C A S H – F L O W

Amount in TEUR
Description	per 31.03.2005
+ Operating and Financial Results	5,457
+ Ordinary depreciation / Amortization on all assets	345
TOTAL	5,802

..3
O P E R A T I N G   A N D   F I N A N C I A L   R E S U L T S

Amount in TEUR
Description	per 31.03.2005
+ Profit or loss on ordinary activities (including deviations due to converted currencies)	5,457
./. Income not relating to the period under review (income from the disposal of investments; income from claims charged off; payments and reimbursements for previous years)	—
+ Expenses not related to the period under review (book loss from disposal of investments; expenses not related to the period under review)	—
+ Special depreciation on current asset items	—
+ Depreciation on current asset items	—
+ Depreciation on financial investments	—
+ Depreciation / Amortization of goodwill	—
+ Cancellation of long-term provisions	—
+ Profit & Loss statement relevant allocation to special items with provisions component	—
./. Other taxes	—
./. Profit & Loss statement relevant release of special items with provision component	—
TOTAL	5,457
N E T   I N D E B T E D N E S S

Amount in TEUR
Description	per 31.03.2005
+ Adjusted Balance Sheet Total	30,879
./. Equity	./. 12,225
./. Balance between intercompany financial receivables — intercompany financial liabilities excluding liabilities to IKB (positive Balance of financial liabilities is not considered)	./. 1,811
./. Trade receivables	./. 8,103
./. Other assets	./. 1,426
./. Liquid Assets (Cheques / cash assets / cash in banks; cash in accounts of Deutsche Bundesbank)	./. 4,176
TOTAL	3,138
..4
Thus the Equity-Ratio per 31.03.2005 is calculated as follows:

Equity-Ratio	=	Equity * 100
Adjusted Balance Sheet Total

	=	TEUR 12,225.* 100	=	39.5%
TEUR 30,879

Thus the Degree of Indebtedness per 31.03.2005 is calculated as follows:

Degree of Indebtedness	=	Net Indebtedness
Cash-Flow

	=	TEUR 3,138	=	0.5 Years
TEUR 5,802
Declaration of Approval
KD 161153
We do hereby confirm our approval of your commitment regarding the
     Loan no. 1 dated 02 June 2005
which shall be subject to your General Terms and Conditions which we are aware of.
Would you please be as kind as to transfer the proceeds of the loan at our expense and risk into the account specified below as soon as the conditions of payments are fulfilled:
Account no.
Sort code
Account holder
Lampertheim, 6 June 05
(Company seal,
legally binding signatures)